Exhibit 99.1

Radiant Systems, Inc. Reports Second Quarter Results

Continued growth leads to record second quarter revenues and adjusted earnings of $0.20 per diluted share and GAAP earnings of $0.12 per diluted share

ATLANTA--(BUSINESS WIRE)--Radiant Systems, Inc. (Nasdaq: RADS), announced today financial results for the second quarter ended June 30, 2008.

Summary financial results for the second quarter of 2008 are as follows:

  Total revenues for the period were $73.8 million, an increase of 17 percent over revenues of $62.9 million for the same period in 2007.
  Net income for the period, which includes $0.5 million of non-recurring gains, was $4.0 million, or $0.12 per diluted share, an increase of $1.8 million, or $0.05 per diluted share, compared to the same period in 2007.

  Adjusted net income (non-GAAP) for the period, which excludes amortization of acquisition-related intangible assets, non-recurring items and employee stock compensation expense, was $6.7 million, or $0.20 per diluted share, an increase of $0.6 million, or $0.02 per diluted share, compared to the same period in 2007.
  During the period, the Company recorded a gain of $0.5 million as a result of entering into a forward exchange contract in preparation for the acquisition of Orderman GmbH.

Summary year to date financial results for the six month period ended June 30, 2008 are as follows:

  Total revenues for the period were $143.9 million, an increase of 20 percent over revenues of $120.4 million for the same period in 2007.
  Net income for the period, which includes $0.5 million of non-recurring gains, was $7.5 million, or approximately $0.22 per diluted share, an increase of $3.1 million, or $0.09 per diluted share, compared to the same period in 2007.
  Adjusted net income (non-GAAP) for the period, which excludes amortization of acquisition-related intangible assets, non-recurring items and employee stock compensation expense, was $12.5 million, or $0.37 per diluted share, an increase of $2.0 million, or $0.05 per diluted share, compared to the same period in 2007.
  During the period, the Company recorded a gain of $0.8 million as a result of entering into forward exchange contracts in preparation for the acquisitions of Quest Retail Technology and Orderman GmbH. This gain was partially offset by a $0.4 million charge related to early termination penalties and write-off of debt costs resulting from the refinancing of a credit agreement.

John Heyman, the Company's chief executive officer said, “We are pleased with another strong quarter and the overall demand for our solutions. We continue to see growth in most of our markets and expect continued growth in the business throughout the year despite the challenging environment we are seeing in the convenience retail market.”

Heyman added, “As we begin our planning for 2009 we feel we have a very strong and much more diversified business given the investments we have made this year. We expect to continue to invest in our long-term growth opportunities, particularly in international markets, and we anticipate our growth to continue into 2009.”

“With continued growth in the quarter we expanded our adjusted operating margin to 13.5 percent and delivered approximately $9 million in cash from operations. In addition to the financial results, we are pleased with our ability to invest in both acquisitions and infrastructure improvements that will help drive our long term growth,” said Mark Haidet, the Company's chief financial officer.

Haidet continued, “With the acquisition of Orderman we are updating our guidance to include the impact of increased revenue and the earnings dilution from the acquisition. The earnings dilution is most significant in the third quarter due to seasonality of the Orderman business and initial integration costs. In addition, our guidance includes a reduced outlook for the convenience retail market and an increase of our cash tax rate from 23 percent to 26 percent for the remainder of the year. We believe the updated guidance provides a market adjusted view of the second half of the year that represents ongoing growth and allows for appropriate investments for the future.”

The Company’s guidance is as follows:

	Revenue Range (millions)	Adjusted Earnings (non-GAAP) / Share Range
Quarter ending September 30, 2008	$79 to $80	$.17 to $.18
Year ending Dec. 31, 2008 Updated	$306 to $312	$.76 to $.80
Year ending Dec. 31, 2008 – Previous	$305 to $308	$.84 to $.88

The Company provides adjusted operating margin, adjusted net income and adjusted net income per share in this press release as additional information relating to the Company's operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from adjusted net income and adjusted net income per share measures used by other companies. Adjusted net income and adjusted operating margin exclude amortization of acquisition-related intangible assets, non-recurring items and compensation expense related to the issuance of employee stock options. The income tax provision is calculated on the Company’s cash tax rate for the year (based on actual cash expected to be paid to domestic and foreign governments). The Company believes that this non-GAAP presentation provides useful information to investors regarding certain additional financial and business trends relating to the Company's financial condition and results of operations, and valuable insight into the Company’s ongoing operations and earnings power.

Radiant will hold its second quarter 2008 conference call today at approximately 4:30 p.m. Eastern Time. This call is being webcast by CCBN and can be accessed at Radiant's web site at http://phx.corporate-ir.net/phoenix.zhtml?c=115271&p=irol-irhome. The call will also be available via telephone at 1-888-324-6856 – reference passcode JHEYMAN.

Headquartered in Atlanta, Radiant Systems, Inc. (Nasdaq: RADS) is a global provider of innovative technology to the hospitality, retail and entertainment industries. For more than two decades, Radiant’s point of sale hardware and software solutions have redefined the consumer experience in more than 100,000 restaurants, retail stores, stadiums, parks, arenas, cinemas, convenience stores, fuel centers and other customer-service venues. Radiant has offices in North America, Europe, Asia and Australia. For more information, visit www.radiantsystems.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are its ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

RADIANT SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the three months ended		For the six months ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Revenues:
System sales	$39,326	$36,678	$78,413	$68,693
Client support, maintenance and other services	34,446	26,234	65,518	51,658
Total revenues	73,772	62,912	143,931	120,351

Cost of revenues:
System sales	20,245	18,594	40,330	35,475
Client support, maintenance and other services	21,395	15,795	40,861	31,400
Total cost of revenues	41,640	34,389	81,191	66,875

Gross profit	32,132	28,523	62,740	53,476

Operating Expenses:
Product development	6,133	5,899	11,748	11,477
Sales and marketing	8,642	7,434	16,780	14,230
Depreciation of fixed assets	1,122	1,012	2,168	2,033
Amortization of intangible assets	1,511	1,032	3,105	2,242
Other (income) charges, net	(528)	1,207	(456)	907
General and administrative	7,606	7,319	15,227	13,784
Total operating expenses	24,486	23,903	48,572	44,673

Income from operations	7,646	4,620	14,168	8,803

Interest and other expense, net	1,336	671	2,829	1,446

Income from operations before income taxes	6,310	3,949	11,339	7,357

Income tax provision	2,264	1,665	3,873	3,036

Net income	$4,046	$2,284	$7,466	$4,321

Net income per share
Basic	$0.13	$0.07	$0.23	$0.14
Diluted	$0.12	$0.07	$0.22	$0.13

Weighted average shares outstanding:
Basic	32,110	31,136	32,052	31,058
Diluted	33,764	32,930	33,708	32,774

Reconciliation of GAAP Net Income to Adjusted Non-GAAP Net Income:

GAAP Net income	$4,046	$2,284	$7,466	$4,321
Equity-based compensation expense (a)
Cost of revenues	115	107	190	221
Operating expenses	1,233	849	2,030	1,565
Total equity-based compensation expense	1,348	956	2,220	1,786
Amortization of purchased intangibles (b)	1,511	1,032	3,105	2,242
Other (income) charges, net (c)	(528)	1,207	(456)	907
Tax effect of adjustment items, difference between the Company's effective tax rate and cash tax rate (d)	277	593	145	1,192

Adjusted non-GAAP net income	$6,654	$6,072	$12,480	$10,448

Adjusted non-GAAP net income per diluted share	$0.20	$0.18	$0.37	$0.32

In addition to our GAAP results, Radiant Systems discloses adjusted net income and adjusted net income per diluted share, referred to respectively as "adjusted non-GAAP net income" and "adjusted non-GAAP net income per diluted share".  These items, which are collectively referred to as "non-GAAP measures", exclude the impact of stock-based compensation, the amortization of acquisition-related intangible assets, restructuring costs and pre-acquisition charges of potential transactions that will not take place.  Our non-GAAP measures take into account the effect of our net operating losses and other tax credits which reduces our GAAP effective tax rate to the Company's cash outflow tax rate.  From time to time, subject to the review and approval of the audit committee of the Board of Directors, we may make other adjustments for expenses and gains that we do not consider reflective of core operating performance in a particular period and may modify the non-GAAP measures by excluding these expenses and gains.

We define our core operating performance to be the revenues recorded in a particular period and the expenses incurred within that period which management has the capability of directly affecting in order to drive operating income.  Non-cash stock-based compensation, amortization of acquisition-related intangible assets, restructuring charges and the write-off of pre-acquisition charges of potential transactions are excluded from our core operating performance because the decisions which gave rise to these expenses were not made to drive revenue in a particular period, but rather were made for our long-term benefit over multiple periods.  While strategic decisions, such as the decisions to issue stock-based compensation, to acquire a company, to enter into forward exchange contracts associated with international acquisitions or to restructure leases, are made to further our long-term strategic objectives and do impact our income statement under GAAP, these items may affect multiple periods and management is not able to change or affect these items within any particular period.  As such, supplementing GAAP disclosure with non-GAAP disclosure using the non-GAAP measures provides management with an additional view of operational performance by excluding expenses that are not directly related to performance in a particular period.

Prior to the adoption of Financial Accounting Standards Board Statement 123 Revised "Share-based Payment" ("FAS 123R") on January 1, 2006, our practice was to exclude stock-based compensation internally to evaluate performance and we presented investors our financial information in this manner while disclosing the effects of stock-based compensation.  With the adoption of FAS 123R, we continue to believe that non-GAAP measures can provide relevant disclosure to investors as contemplated by Staff Accounting Bulletin 107 ("SAB 107") and we have presented non-GAAP measures that exclude and include those items noted above.  While these items (other than restructuring, the gain realized on our forward exchange contract and the pre-acquisition charges of potential transactions that will not take place) are recurring and affect GAAP net income, we do not use them to assess our operational performance for any particular period because (a) these items affect multiple periods and are unrelated to business performance in a particular period; (b) we are not able to change these items in any particular period; and (c) these items do not contribute to the operational performance of our business for any particular period.

We also use non-GAAP measures to operate the business because the excluded expenses are not under the control of, and accordingly are not used in evaluating the performance of, operations personnel within their respective areas of responsibility.  In the case of stock-based compensation expense, the award of stock options is governed by the compensation committee of the Board of Directors and, in the case of acquisition-related intangible assets and pre-acquisition charges; acquisitions arise from strategic decisions which are not the responsibility of most levels of operational management.  The restructuring charges and the non-cash portion of our effective tax rate, like our stock-based compensation charges and amortization of acquisition-related intangible assets and pre-acquisition charges, are excluded in management's internal evaluations of our operating results and are not considered for management compensation purposes.

In the case of stock-based compensation, our compensation strategy is to use stock-based compensation to attract and retain key employees and executives.  It is principally aimed at long term employee retention, rather than to motivate or reward operational performance for any particular period.  Thus, stock-based compensation varies for reasons that are generally unrelated to operational performance in any particular period.  We use quarterly and annual cash incentive payouts for executives and other employees to motivate and reward the achievement of short-term operational objectives.

We view amortization of acquisition-related intangible assets as items arising from pre-acquisition activities.  These are costs that are determined at the time of an acquisition.  While they are continually viewed for impairment, amortization of the costs is a static expense, one that is typically not affected by operations during any particular period and does not contribute to operational performance for any particular period.

Pre-acquisition charges of potential acquisitions that will not take place are excluded in our non-GAAP measures because such charges are not considered normal operating expenses of the Company and would have been capitalized as an asset if such transactions would have been completed.

The restructuring charges are excluded in our non-GAAP measures because they are significantly different in magnitude and character from routine personnel and facility adjustments that management makes when monitoring and conducting the Company's core operation during any particular period.

The gains recognized on our forward exchange contracts are excluded from our non-GAAP measures because such gains are not considered to be a normal operating event of the Company.  The forward exchange contracts were entered into specifically for the purpose of locking in the US/Australian and US/Euro exchange rates in preparation for the acquisitions of Quest and Orderman, respectively.

Our historical non-GAAP effective tax rate differs from our GAAP effective tax rates because of the exclusion of the non-GAAP adjustments previously mentioned and the resulting impact on the realization of the Company's other tax assets.  We exclude the impact of these discrete tax items from our non-GAAP income tax provision because management believes that they are not indicative of the Company's tax obligations that will be paid in cash.

Because the non-GAAP measures are not calculated in accordance with GAAP, they are used by our management as a supplement to, and not an alternative to, or superior to, financial measures calculated in accordance with GAAP.  There are a number of limitations on the non-GAAP measures, including the following:

a.  These non-GAAP measures do not have standardized meanings and may not be comparable to similar non-GAAP measures used or reported by other software or technology companies.

b.  The non-GAAP measures do not reflect all costs associated with our operations determined in accordance with GAAP.

c.  Excluded expenses for stock-based compensation and amortization of acquisition-related intangible assets will continue to recur and impact the Company's GAAP results.  While restructuring costs and other one-time costs are non-recurring activities, their occasional occurrence will impact GAAP results.

Management compensates for these limitations by relying on these non-GAAP measures only as a supplement to the Company's GAAP results.

(a) The Company adopted SFAS 123(R) on January 1, 2006 using the Modified Prospective Method, which requires us to expense the fair value of grants made under stock option programs over the vesting period of the options. The adjustments to costs of sales and operating expenses represent stock-based compensation expense recorded during the period. Total stock-based compensation expense for the three months ended June 30, 2008 and 2007 was $1.3 million and $1.0 million, respectively, on a pre-tax basis.  Total stock-based compensation expense for the six months ended June 30, 2008 and 2007 was $2.2 million and $1.8 million, respectively on a pre-tax basis.

(b) Adjustments represent amortization of intangible assets from prior acquisitions.

(c) Adjustments represent the elimination of non-recurring charges and/or gains.  For 2008, these non-recurring items were related to a $0.5 million gain on a forward exchange contract entered into as a result of the July 1, 2008 acquisition of Orderman GmbH (second quarter 2008), a $0.3 million gain on a forward exchange contract entered into a result of the Quest Retail Technology acquisition (first quarter 2008), offset by a $0.4 million charge related to the early termination penalties and write-offs of debt issuance costs in relation to the refinancing of a credit agreement (first quarter 2008).  For 2007, these non-recurring items were related to $1.2 million of pre-acquisition costs from potential transactions that did not take place (second quarter 2007) and a lease restructuring credit of $0.3 million as a result of adjusting our estimate related to a lease restructuring charge that was taken during 2006 (first quarter 2007).

(d) The Company reports its non-GAAP income tax provision on its estimated cash tax rate which is approximately 23% for 2008.  The estimated cash tax rate for 2007 was 15%.  This 15% rate was used during the first three quarters of 2007, but adjusted to 10% during the fourth quarter of 2007 based on our actual cash tax rate.

RADIANT SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS

	June 30,	December 31,
	2008	2007

Current assets
Cash and cash equivalents	$18,037	$29,940
Accounts receivable, net	47,250	43,057
Inventories, net	34,562	30,494
Deferred tax assets	7,793	7,730
Other current assets	4,207	2,408
Total current assets	111,849	113,629

Property and equipment, net	20,079	14,184
Software development costs, net	8,597	7,231
Deferred tax assets, non-current	-	2,905
Goodwill	120,009	62,386
Intangibles, net	40,087	20,650
Other long-term assets	1,283	974

	$301,904	$221,959

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Current portion of long-term debt and capital lease payments	$6,369	$8,420
Accounts payable and accrued liabilities	38,230	39,744
Client deposits and unearned revenues	23,293	13,745
Total current liabilities	67,892	61,909

Long-term debt and capital lease payments, net of current portion	65,936	13,518
Deferred tax liabilities, non-current	4,114	-
Other long-term liabilities	4,674	4,576
Total liabilities	142,616	80,003

Shareholders' equity
Common stock, no par value; 100,000,000 shares authorized; 32,375,925 and 31,935,105 shares issued and outstanding, respectively
	-	-
Additional paid-in capital	154,949	150,924
Accumulated other comprehensive income	7,584	1,743
Accumulated deficit	(3,245)	(10,711)
Total shareholders' equity	159,288	141,956

	$301,904	$221,959

CONTACT:
Radiant Systems, Inc.
Sara Ford, 770-576-6832
sara.ford@radiantsystems.com